INTERSECTIONS INC.


                                  June 30, 2006


Mr. Richard C. Gallagher
Chief Executive Officer
Chartered Marketing Services, Inc.
315 West University Drive
Arlington Heights, Illinois  60004

Mr. Michael J. Kennealy
Shareholder Representative
c/o Chartered Holdings, LLC
315 West University Drive
Arlington Heights, Illinois  60004

       Re: Merger Agreement dated June 9, 2006 among Chartered Marketing Services, Inc., CMSI Merger Inc., Intersections Inc. and the other parties thereto

Dear Messrs. Gallagher and Kennealy:

          Reference is made to the captioned Merger Agreement (the "Merger Agreement"), and capitalized terms used but not otherwise defined in this letter agreement shall have the meanings ascribed to such terms in the Merger Agreement. This letter will evidence our agreement as follows:

          1. Notwithstanding the provisions of Section 1.7 of the Merger Agreement or anything else in the Merger Agreement to the contrary, prior to the Closing the Company shall make a payment to each of the Option Holders in the amount set forth on, and in accordance with, the attached Exhibit A and such aggregate amount will not be deposited by Purchaser with the Escrow Agent and will not subsequently be disbursed to such Option Holders by the Escrow Agent.

          2. Notwithstanding the last two sentences of Section 1.12 of the Merger Agreement or anything else in the Merger Agreement to the contrary, the Company itself, on or before the Closing, will pay the transaction bonuses which are or become payable to Company Employees as a result of the Merger and such amounts will not be deposited by Purchaser with the Escrow Agent and will not subsequently be disbursed to such Option Holders by the Escrow Agent.

          3. Notwithstanding the express provisions of Section 1.11 of the Merger Agreement or anything else in the Merger Agreement to the contrary, (a) upon confirmation that the Articles of Merger have been filed with the Secretary, Purchaser shall deposit with the Escrow Agent the aggregate amount of Indebtedness of the Company that shall be outstanding as of July 5, 2006 (based on the Company's good faith written estimate thereof) in cash by wire transfer of immediately available funds for deposit in the Closing Escrow Account and (b) upon confirmation by the Secretary that the Articles of Merger have been accepted by the Secretary, Purchaser and the Shareholder Representative shall jointly deliver to the Escrow Agent a Joint Written Notice, which Joint Written Notice shall direct the Escrow Agent to pay from the Closing Escrow Account by wire transfer of immediately available funds to the account designated by the Company pursuant to such Section 1.11 the amount of such outstanding Indebtedness plus any additional Indebtedness representing accrued interest from July 5, 2006 through the time and date such total Indebtedness is actually paid from the Escrow Account (such additional Indebtedness, the "Accrued Interest Indebtedness").

          4. Notwithstanding anything in Sections 1.8(b) or 1.8(d) of the Merger Agreement or anything else in the Merger Agreement to the contrary, for purposes of Purchaser's preparation and delivery to the Shareholder Representative of the Closing Date Balance Sheet and its corresponding Closing Working Capital Statement, the current liabilities of the Company shall include the Accrued Interest Indebtedness referred to in Paragraph 3 above, plus $1,250 representing the Company's one-half share of the $2,500 escrow fee under the Escrow Agreement.

          5. Purchaser and Shareholder Representative acknowledge receipt of the updated schedules attached hereto as Exhibit B and agree that the attached Estimated Closing Work Capital Statement shall be utilized for purposes of
Section 1.8(a) of the Agreement.

          6. Upon confirmation that the Articles of Merger have been filed with the Secretary of State of the State of Illinois, the Purchaser and the Company shall make the deposits as set forth on EXHIBIT C. In the event of the termination of the Merger Agreement, Purchaser and the Representative shall direct the Escrow Agent to return the foregoing amounts to the Purchaser and the Company plus a prorated portion (based upon the initial deposits) of any amounts thereafter remaining in the Escrow Account. Upon confirmation by the Secretary that the Articles of Merger have been accepted by the Secretary of State, Purchaser and the Shareholder Representative shall deliver a Joint Written Notice to the Escrow Agent to make the payments as set forth on Exhibit D.

          7. Except as expressly provided herein, all other terms and conditions of the Merger Agreement shall remain unchanged and shall continue in full force and effect.


                                            Sincerely,

                                            Intersections Inc.


                                             By: /s/ John M. Casey
                                                -------------------------
                                                Name:  John M. Casey
                                                Title: CFO
AGREED AND ACCEPTED:

Chartered Marketing Services, Inc.


By:  /s/ Richard C. Gallagher
------------------------------------------------
     Richard C. Gallagher, CEO

     /s/ Michael J. Kennealy
-----------------------------------------------
Michael J. Kennealy, Shareholder Representative


   List of Schedules and Exhibits to the Letter Agreement dated June 30, 2006


Exhibit A        -   Schedule including payments to be made by the Company
                     to each of the Option Holders

Exhibit B        -   Schedule including Estimated Closing Work Capital
                     Statement
Exhibit C        -   Schedule including deposits of the Purchaser and the
                     Company

Exhibit D        -   Schedule including payments of Escrow Agent

[The schedules and exhibits described above have been omitted.
Intersections Inc. will furnish copies of such schedules and exhibits supplementally to the Commission upon request.]